UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 19, 2017

Date of Report (Date of earliest event reported)

STAFFING 360 SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37575	68-0680859

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

641 Lexington Avenue

27th Floor

New York, NY 10022

(Address of principal executive offices)

(646) 507-5710

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§ 240.12b–2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a)	Departure of Matthew Briand

On December 22, 2017, in connection with the realignment of Staffing 360 Solutions, Inc. (the “Company”), into three operating segments: Professional Staffing (US), Professional Staffing (UK), and Commercial Staffing, the Company announced the departure of Matthew Briand from the company effective as of January 31, 2018 (the “Effective Date”). In connection with his resignation, Mr. Briand entered into a General Release and Severance Agreement with the Company dated December 21, 2017 (the “Severance Agreement”), pursuant to which, among other things: (i) Mr. Briand resigned from the board of directors of the Company (the “Board of Directors”), effective immediately; Mr. Briand’s decision to resign from the Board of Directors did not result from any disagreement with the Company or its management; (ii) Mr. Briand resigned from his positions as President and Chief Executive Officer of the Company and its wholly-owned subsidiary, Monroe Staffing Services LLC (“Monroe”), effective immediately; (iii) Mr. Briand will continue to provide transition services to the Company and Monroe as and when requested by the Company through the Effective Date; (iv) that certain Employment Agreement between Mr. Briand and Monroe, dated as of January 3, 2014 (the “Employment Agreement”) was terminated, except with respect to certain provisions of the Employment Agreement relating to competition that remain in effect; and (v) the Company will provide Mr. Briand with the following: (a) continued salary payments through the Effective Date; (b) a severance payment equal to twelve months’ salary payable over three (3) months in equal installments beginning after the Effective Date; (c) performance bonuses for 2017 and 2018 as determined by the Company’s Board of Directors based upon the criteria set forth for its executives; (d) continued health insurance coverage for a period of 12 months following the Effective Date; (e) full and immediate vesting of all outstanding stock options and restricted securities granted to Mr. Briand; (f) reimbursement for life insurance and disability benefits for calendar year 2018; and (g) continuation of an automobile allowance for calendar year 2018 in the same amount as Mr. Briand received as an employee of the Company. As a result of Mr. Briand’s departure, STAF 360 expects to record a severance charge of up to $0.04 per diluted share in the fourth quarter ending December 31, 2017.

The foregoing summary of the Severance Agreement is not complete, and is qualified in its entirety by reference to the full text of the Severance Agreement that is attached as Exhibit 10.1 of this Current Report on Form 8-K. Readers should review the Severance Agreement for a more complete understanding of its terms and conditions.

(b)	Appointment of Brendan Flood as Chief Executive Officer

As a result of the departure of Mr. Briand, on December 19, 2017, the Independent members of the Board of Directors of the Company appointed Brendan Flood to serve as Chief Executive Officer of the Company (with Mr. Flood, who will continue as Chairman of the Board of Directors, and Mr. Briand, both abstaining from the vote).

Item 8.01Other Events.

On December 22, 2017, the Company issued the press release attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01Financial Statements and Exhibits.

Exhibit No.	Description
10.1	General Release and Severance Agreement dated December 21, 2017 between Matthew Briand and the Company.
99.1	Press Release of Staffing 360 Solutions, Inc. dated December 22, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 22, 2017	STAFFING 360 SOLUTIONS, INC.

	By:	/s/ Brendan Flood
Brendan Flood
Chief Executive Officer